Filed Pursuant to Rule 433
Registration No. 333-192690
Pricing Term Sheet
January 5, 2016

The Walt Disney Company

Floating Rate Notes Due 2019
1.650% Notes Due 2019
2.300% Notes Due 2021
3.000% Notes Due 2026

This free writing prospectus relates only to the securities of The Walt Disney Company (the “Company”) described below and should be read together with the Company’s prospectus supplement dated December 6, 2013 (the “Prospectus Supplement”), the accompanying prospectus dated December 6, 2013 (the “Prospectus”) and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	The Walt Disney Company

Title of Securities:

Floating Rate Notes Due 2019 (the “Floating Rate Notes”)
1.650% Notes Due 2019 (the “2019 Notes”)
2.300% Notes Due 2021 (the “2021 Notes”)
3.000% Notes Due 2026 (the “2026 Notes”)

The 2019 Notes, the 2021 Notes and the 2026 Notes are sometimes referred to as the “Fixed Rate Notes”. The Floating Rate Notes and the Fixed Rate Notes (collectively, the “Notes”) will be part of a single series of the Company’s senior debt securities under the indenture (as defined in the Prospectus Supplement) designated as Medium-Term Notes, Series F. The Floating Rate Notes, the 2019 Notes, the 2021 Notes and the 2026 Notes are sometimes referred to, individually, as a “tranche” of Notes.

Ratings:	A2 by Moody’s (stable outlook) / A by S&P (stable outlook) / A by Fitch (stable outlook)*

Trade Date:	January 5, 2016

Settlement Date (T+3):	January 8, 2016

Use of Proceeds:

The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include among others, the general corporate purposes identified under the caption “Use of Proceeds” in the Prospectus.

Proceeds to the Company:	$2,486,178,500 (after deducting the underwriting discounts and commissions but before deducting estimated offering expenses payable by the Company).

Floating Rate Notes

Maturity Date:	January 8, 2019

*                                         Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

Aggregate Principal Amount Offered:	$400,000,000

Price to Public (Issue Price):	100.000% plus accrued interest, if any, from January 8, 2016

Interest Rate:

A rate per annum equal to three-month U.S. dollar LIBOR (as defined in the Prospectus Supplement) plus 32 basis points, accruing from January 8, 2016 and reset quarterly, determined as provided below and in the Prospectus Supplement.

Redemption:	The Floating Rate Notes will not be subject to redemption at the option of the Company.

Base Rate**:	LIBOR (as defined in the Prospectus Supplement)

Spread**:	Plus 32 basis points

LIBOR Page**:

The display on Reuters (or any successor service) on the LIBOR 01 page (or any other page as may replace such page on such service or any such successor service, as the case may be) for the purpose of displaying the London interbank rates of major banks for U.S. dollars

Index Currency**:	U.S. dollars

Index Maturity**:	Three months

Interest Reset Period**:	Quarterly

Interest Reset Dates**:

Each January 8, April 8, July 8 and October 8, commencing April 8, 2016, subject to adjustment as provided in the Prospectus Supplement if any such date is not a “business day” (as defined in the Prospectus Supplement)

Initial Interest Rate**:

The initial interest rate on the Floating Rate Notes, which will be applicable for the period from and including the Settlement Date referred to above to but excluding the interest reset date falling in April 2016, will be a rate per annum equal to LIBOR, determined as of the second “London business day” (as defined in the Prospectus Supplement) preceding such Settlement Date and on the basis of the LIBOR page, index maturity and index currency referred to above, plus the spread referred to above, calculated as provided in the Prospectus Supplement.

Resetting of Interest Rate:

The interest rate on the Floating Rate Notes will be reset on each interest reset date, beginning with the interest reset date falling in April 2016, as provided in the Prospectus Supplement and this Pricing Term Sheet.

Interest Payment Dates:

Interest will be payable quarterly in arrears on each January 8, April 8, July 8 and October 8, commencing on April 8, 2016, subject to adjustment as provided in the Prospectus Supplement if any such date is not a business day, and at maturity.

Regular Record Dates:	Fifteenth day (whether or not a business day) immediately preceding the applicable interest payment date.

**  This term has the meaning set forth in the Prospectus Supplement.

Calculation Agent**:

The calculation of the interest rate on the Floating Rate Notes will be made by Wells Fargo Bank, National Association. Any such calculation by the calculation agent shall be conclusive and binding on the Company, the trustee under the indenture and the holders of the Floating Rate Notes, absent manifest error.

Other Terms:

The Company will not have the option to change the spread or method of calculation of interest on the Floating Rate Notes as described in the Prospectus Supplement under the caption “Description of the Notes—Subsequent Interest Periods.”

Underwriting Discounts and Commissions:	0.200%

CUSIP No.:	25468PDG8

ISIN No.:	US25468PDG81

No Additional Amounts or Tax Redemption:

The provisions described in the Prospectus Supplement under the captions “Description of the Notes — Payment of Additional Amounts” and “Description of the Notes — Redemption for Tax Purposes” will not apply to the Floating Rate Notes.

Form of Floating Rate Notes:

The Floating Rate Notes will be issued in the form of one or more global Floating Rate Notes in book-entry form and will be delivered to investors through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment.

Currency:	The Floating Rate Notes will be denominated and payable in U.S. dollars.

Other:

The Floating Rate Notes will not be entitled to the benefit of any sinking fund and the Company will not be required to repurchase Floating Rate Notes at the option of the holders. The Floating Rate Notes are “floating rate notes” as defined in the Prospectus Supplement.

Fixed Rate Notes

Maturity Date:	2019 Notes: January 8, 2019 2021 Notes: February 12, 2021 2026 Notes: February 13, 2026

Aggregate Principal Amount Offered:	2019 Notes: $350,000,000 2021 Notes: $750,000,000 2026 Notes: $1,000,000,000

Benchmark Treasury:	2019 Notes: 1.250% due December 15, 2018 2021 Notes: 1.750% due December 31, 2020 2026 Notes: 2.250% due November 15, 2025

Benchmark Treasury Price and Yield:	2019 Notes: 99-27 ¾; 1.296% 2021 Notes: 100-04+; 1.720% 2026 Notes: 100-01; 2.246%

Spread to Benchmark Treasury:	2019 Notes: plus 40 basis points 2021 Notes: plus 60 basis points 2026 Notes: plus 80 basis points

Price to Public (Issue Price):

2019 Notes: 99.866% plus accrued interest, if any, from January 8, 2016
2021 Notes: 99.903% plus accrued interest, if any, from January 8, 2016
2026 Notes: 99.600% plus accrued interest, if any, from January 8, 2016

Interest Rate:	2019 Notes: 1.650% per annum, accruing from January 8, 2016 2021 Notes: 2.300% per annum, accruing from January 8, 2016 2026 Notes: 3.000% per annum, accruing from January 8, 2016

Interest Payment Dates:

2019 Notes: Semi-annually on each January  8 and July 8, commencing on July 8, 2016
2021 Notes: Semi-annually on each February 12 and August 12, commencing on August 12, 2016
2026 Notes: Semi-annually on each February 13 and August 13, commencing on August 13, 2016

Regular Record Dates:

2019 Notes: June 23 or December 24, as the case may be, immediately preceding the applicable interest payment date
2021 Notes: January 28 or July 28, as the case may be, immediately preceding the applicable interest payment date
2026 Notes: January 29 or July 29, as the case may be, immediately preceding the applicable interest payment date

Underwriting Discounts and Commissions:	2019 Notes: 0.200% 2021 Notes: 0.350% 2026 Notes: 0.450%

CUSIP No.:	2019 Notes: 25468PDH6 2021 Notes: 25468PDJ2 2026 Notes: 25468PDK9

ISIN No.:	2019 Notes: US25468PDH64 2021 Notes: US25468PDJ21 2026 Notes: US25468PDK93

Optional Redemption:

The Fixed Rate Notes of any tranche may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time prior to their stated maturity, at a redemption price equal to the greater of the following amounts:

(1) 100% of the principal amount of the Fixed Rate Notes of such tranche to be redeemed; or

(2)         as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the Fixed Rate Notes of such tranche to be redeemed (not including any portion of any payments of interest accrued to the applicable redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 5 basis points in the case of the 2019 Notes, 10 basis points in the case of the 2021 Notes or 15 basis points in the case of the 2026 Notes, plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the principal amount of the Fixed Rate Notes of such tranche being redeemed to such redemption date.

Notwithstanding the foregoing, installments of interest on the Fixed Rate Notes of any tranche that are due and payable on an interest payment date falling on or prior to a redemption date for the Fixed Rate Notes of such tranche will be payable to the registered holders of such Fixed Rate Notes (or one or more predecessor Fixed Rate Notes of such tranche) of record at the close of business on the relevant regular record date, all as provided in the indenture.

“Treasury Rate” means, with respect to any redemption date for the Fixed Rate Notes of any tranche, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the applicable redemption date. As used in the preceding sentence and in the definition of “Reference Treasury Dealer Quotation” below, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“Comparable Treasury Issue” means, with respect to any redemption date for the Fixed Rate Notes of any tranche, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Fixed Rate Notes of such tranche that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Fixed Rate Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Fixed Rate Notes of any tranche, (i) if the Independent Investment Banker obtains five Reference Treasury Dealer Quotations for that redemption date, the average of those Reference Treasury Dealer Quotations after excluding the highest and lowest of those Reference Treasury Dealer Quotations, (ii) if the Independent Investment Banker obtains fewer than five but more than one such Reference Treasury Dealer Quotations, the average of all of those quotations, or (iii) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation, such quotation.

“Independent Investment Banker” means one of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Mizuho Securities USA Inc. and RBC Capital Markets, LLC and their respective successors appointed by the Company to act as the Independent Investment Banker from time to time, or if any such firm is unwilling or unable to serve in that capacity, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means, with respect to any redemption date for the Fixed Rate Notes of any tranche, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Mizuho Securities USA Inc. and RBC Capital Markets, LLC and their respective successors; provided that, if any such firm ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for the Fixed Rate Notes of any tranche, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Fixed Rate Notes of any tranche to be redeemed. If fewer than all of the Fixed Rate Notes of any tranche and all Additional Notes (as defined in the Prospectus Supplement), if any, with the same stated maturity and other terms (other than original issue date, issue price and first payment of interest) as the Fixed Rate Notes of such tranche are to be redeemed at any time, selection of such Fixed Rate Notes and Additional Notes, if any, for redemption will be made by the trustee (as defined in the Prospectus Supplement) by such method as the trustee shall deem fair and appropriate.

Unless the Company defaults in payment of the redemption price, interest on each Fixed Rate Note or portion thereof called for redemption will cease to accrue on the applicable redemption date.

No Additional Amounts or Tax Redemption:

The provisions described in the Prospectus Supplement under the captions “Description of the Notes — Payment of Additional Amounts” and “Description of the Notes — Redemption for Tax Purposes” will not apply to the Fixed Rate Notes.

Form of Fixed Rate Notes:

The Fixed Rate Notes of each tranche will be issued in the form of one or more global Fixed Rate Notes in book-entry form and will be delivered to investors through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment.

Currency:	The Fixed Rate Notes will be denominated and payable in U.S. dollars.

Other:

The Fixed Rate Notes will not be entitled to the benefit of any sinking fund and the Company will not be required to repurchase Fixed Rate Notes at the option of the holders. The Fixed Rate Notes are “fixed rate notes” as defined in the Prospectus Supplement.

Other Matters Applicable to all Notes Offered Hereby

Material United States Federal Income Tax Considerations:

For a discussion of the material United States federal income tax considerations related to the acquisition, ownership and disposition of the Notes, please see “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, as supplemented by the discussion in the immediately following paragraphs captioned “Backup Withholding Rates” and “Foreign Account Tax Compliance Act”.
The Floating Rate Notes will be “variable rate debt instruments” as described in the Prospectus Supplement under “Material United States Federal Income Tax Considerations — United States Holders — Floating Rate Notes”.

Backup Withholding Rates

The backup withholding rate is currently 28% for payments on the Notes (including gross proceeds from a sale of the Notes) that are subject to backup withholding. The backup withholding rate did not increase to 31% for payments made after December 31, 2010.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (commonly referred to as “FATCA”), currently apply to payments of interest and will apply to the gross proceeds from the sale or exchange of Notes after December 31, 2018.

Joint Bookrunning Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Credit Suisse Securities (USA) LLC Mizuho Securities USA Inc. RBC Capital Markets, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Santander Investment Securities Inc. SMBC Nikko Securities America, Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Junior Co-Managers:	Blaylock Beal Van, LLC C.L. King & Associates, Inc. Drexel Hamilton, LLC Great Pacific Securities Mischler Financial Group, Inc.

Concurrent Offering.  Concurrently with the offering of the Notes, the Company is offering $400,000,000 aggregate principal amount of its 4.125% Global Notes Due 2044 (the “Other Notes”) pursuant to a separate pricing term sheet.  Like the Notes, the Other Notes will also be part of a single series of the Company’s senior debt securities under the indenture designated as Medium-Term Notes, Series F.  The Company expects that the proceeds it receives from the offering of the Other Notes will be $500,670,000 (excluding pre-issuance accrued interest and after deducting the underwriting discounts and commissions but before deducting estimated offering expenses payable by the Company).

Plan of Distribution.  The following information supplements the information appearing under the caption “Plan of Distribution” in the Prospectus Supplement.  Pursuant to a terms agreement dated the date hereof, the joint bookrunning managers, co-managers and junior co-managers (collectively, the “underwriters”) named above, acting as principal, have severally agreed to purchase the Notes and the Other Notes from the Company.  The several obligations of the underwriters to purchase the Notes and the Other Notes are subject to conditions and they are obligated to purchase all of the Notes and the Other Notes if any are purchased.  If an underwriter defaults, the terms agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the terms agreement may be terminated.

The Company estimates that expenses of the offering of the Notes and the Other Notes payable by the Company, excluding underwriting discounts and commissions, will be $1,660,000.

Payments on the Notes. The following information supplements and, to the extent inconsistent, supersedes the information appearing in the seventh paragraph under the caption “Description of the Notes — General” in the Prospectus Supplement.  Interest payable and punctually paid or duly provided for on any interest payment date for the Notes of any tranche (including any interest payment date falling on the final maturity date or other maturity (as defined below) of such Notes) will be paid to the persons in whose names such Notes (or one or more predecessor Notes) are registered at the close of business on the regular record date for such Notes (whether or not a business day) next preceding such interest payment date. The Notes of each tranche will be issued in the form of one or more global Notes in book-entry form (“global Notes”) and payments on such global Notes will be made through the trustee to The Depository Trust Company, as depositary for the global Notes.  In the event the Company issues Notes of any tranche in definitive form (“definitive Notes”) in exchange for interests in the global Notes of such tranche under limited circumstances described under “Description of the Notes — Book-Entry Notes and Information Relating to DTC” in the Prospectus Supplement, the Company will pay principal due on the final maturity date of each such definitive Note (or on any prior date on which the principal or an installment of principal of such definitive Note becomes due and payable, whether by declaration of acceleration, call for redemption  or otherwise) (each such date, a “maturity”), upon presentation of such definitive Note at the corporate trust office of the trustee or at any other place designated by the Company. Payment of interest due on definitive Notes of any tranche on any interest payment date for the Notes of such tranche will be made at the corporate trust office or at any other place designated by the Company or, at the Company’s option, may be made by check mailed to the addresses of the persons entitled thereto as their addresses may appear in the register of the Notes of such tranche or by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date.  Notwithstanding the foregoing, the Company will make payments of interest on any interest payment date to each registered holder of $10,000,000 (or, if the payment currency is other than United States dollars, the equivalent thereof in the particular payment currency) or more in aggregate principal amount of the Company’s Medium-Term Notes, Series F in definitive form (whether having identical or different terms and provisions and including definitive Notes) by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the trustee not less than 15 days prior to the particular interest payment date. Any wire transfer instructions received by the trustee shall remain in effect until revoked by the applicable registered holder.

Canada.  The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area.  This free writing prospectus is not a prospectus for purposes of the Prospectus Directive (as defined below) as implemented in Member States of the European Economic Area.  Neither the Company nor the underwriters have authorized, nor does the Company or the underwriters authorize, the making of any offer of the Notes through any financial intermediary other than offers made by the underwriters which constitute the final placement of the Notes contemplated in this free writing prospectus.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has severally represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated hereby to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State at any time:

(a)                                 to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) through (c) above shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

United Kingdom.  Each underwriter severally has represented and agreed that:

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong.  The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan.  The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore.  The Prospectus Supplement, the Prospectus and this term sheet have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Prospectus Supplement, the Prospectus and this term sheet and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Citigroup Global Markets Inc. by telephone (toll free) at 1-800-831-9146 or Deutsche Bank Securities Inc. by telephone (toll free) at 1-800-503-4611.